Exhibit 99.1

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
Phone: (303) 928-8599
Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES LETTER OF INTENT FOR FORMATION OF JOINT VENTURE WITH POSCO FOR MOUNT HOPE PROJECT

LAKEWOOD, COLORADO - December 18, 2007, General Moly, Inc. (AMEX: GMO) announced that it has entered into a letter of intent with POSCO, the world’s third largest steel producer, pursuant to which POSCO will have the right to acquire a 20% interest in General Moly’s Mount Hope molybdenum project (the "Mount Hope Project"), subject to negotiation and execution of final documentation.  In order to facilitate the investment, General Moly intends to form a new entity that will operate the Mount Hope Project on a joint venture basis.  Pursuant to the letter of intent, it is anticipated that POSCO will make equity contributions to the joint venture totaling $170 million.  Payments by POSCO are anticipated to be $50 million upon signing of definitive documentation, $50 million on July 1, 2008 and $70 million upon receipt of all material permits required to initiate full construction of the Mount Hope Project, which is expected in the first quarter of 2009.  It is also anticipated that POSCO will have rights to 20% of production from the Mount Hope Project and will be responsible for 20% of total project capital and operating costs from January 1, 2008 onward.

Commenting on the letter of intent, Bruce D. Hansen, Chief Executive Officer of General Moly, said “We are extremely pleased to have POSCO select Mount Hope as their moly project of choice and General Moly as their moly partner of choice.  We see POSCO as a fantastic long-term sustainable partner as we finance and develop the world-class 1.3 billion pound Mount Hope Project. This win-win deal, combined with the equity proceeds received and off-take arrangement reached with our other strategic investor ArcelorMittal, dramatically reduces our credit risk and enhances our ability to finance the remainder of the Mount Hope development requirements.”

General Moly anticipates working with POSCO to close the transaction prior to the end of January 2008. The Company will continue to selectively seek additional off-take arrangements, with the goal of establishing approximately 10 million pounds per year of floor price protected production over the first five years of production. The molybdenum for these off- take arrangements will be sourced from General Moly’s 80% of production.

POSCO intends to invest in the Joint Venture through its Canadian subsidiary, POSCO-Canada, and a Korean domestic subsidiary.

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General Moly, formerly Idaho General Mines, is a U.S.-based molybdenum mineral development, exploration and mining company listed on the American Stock Exchange under the symbol GMO. Our primary asset, the Mount Hope Project located in central Nevada, is considered one of the world's largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Hall-Tonopah project which is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the next decade. For more information on the Company, please visit our website at http://www.generalmoly.com

Exhibit 99.1

Contact Information - General Moly:
Investors - Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Business Development - Greg McClain	(303) 928-8601	gmcclain@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements
Statements herein that are not historical facts, such as anticipated timing for closing of the agreements and other transactions contemplated above and plans for additional off-take arrangements and goals with respect thereto, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, the possibility that the Company and POSCO may not be able to successfully negotiate definitive investment documents for the joint venture or other aspects of the strategic relationship described above, or other anticipated difficulties or interruptions. For a more detailed discussion of risks and other factors that may impact these forward looking statements please refer to the Risk Factors and other discussion contained in the Company's quarterly and annual periodic reports on Forms 10-QSB and 10-KSB, as the same are amended from time to time, on file with the SEC. The Company undertakes no obligation to update forward-looking statements.